Exhibit 99.1
McKESSON REPORTS FISCAL 2010 THIRD-QUARTER RESULTS
•	Revenues of $28.3 billion for the third quarter, up 4%.

•	Third-quarter earnings per diluted share of $1.19.

•	Fiscal 2010 Outlook raised – earnings per diluted share of $4.55 to $4.70, excluding favorable second-quarter litigation credit.
SAN FRANCISCO, January 26, 2010 – McKesson Corporation (NYSE: MCK) today reported that revenues for the third quarter ended December 31, 2009 were $28.3 billion compared to $27.1 billion a year ago. Third quarter earnings per diluted share was $1.19 compared to a loss of seven cents per diluted share a year ago. Last year’s results included the impact of a pre-tax charge of $493 million, or $1.12 per diluted share, for the Average Wholesale Price (AWP) litigation.
     “McKesson demonstrated solid execution in the third quarter. Our results were driven by our performance in Distribution Solutions, including a strong contribution from the incremental demand we are experiencing across our businesses from the impact of the flu season,” said John H. Hammergren, chairman and chief executive officer.
     “Based on our year-to-date progress, we are raising our previous outlook and now expect that McKesson should earn between $4.55 and $4.70 per diluted share for the fiscal year ending March 31, 2010, excluding the favorable impact of the litigation credit in our second quarter,” Hammergren said.
     In the third quarter, Distribution Solutions revenues were up 4%. U.S. pharmaceutical distribution revenues were up 2% for the quarter, primarily reflecting market growth, which was partially offset by the loss of certain customers in late Fiscal 2009. In addition, we continued to see a shift of revenues to direct store delivery from sales to customers’ warehouses.

     Canadian revenues, on a constant currency basis, grew 8% for the quarter primarily due to market growth. Including a favorable currency impact of 15%, Canadian revenues grew 23% for the quarter. Medical-Surgical distribution revenues were up 11% for the quarter, reflecting an increase in demand related to the flu season and aided by acquisitions made in late Fiscal 2009.
     Distribution Solutions gross profit was $1,104 million compared to $988 million in the third quarter a year ago. Distribution Solutions gross profit margin in the third quarter was higher compared to the third quarter a year ago, primarily due to the impact of the H1N1 flu virus, which helped drive an improved mix of higher margin revenues stemming from increased flu-related demand across our distribution businesses. Gross profit margin also benefited from higher profit from the sale of generic drugs. These benefits were partially offset by lower sell margin in our U.S. pharmaceutical business and the timing of compensation from branded pharmaceutical manufacturers.
     Distribution Solutions operating profit of $558 million was up 27% when compared to operating profit before the AWP litigation charge of $493 million in the same period a year ago. In the third quarter, operating margin of 2.03% benefited from the higher gross profit margin and a $17 million pre-tax gain from the sale of our 50% equity interest in McKesson Logistics Solutions L.L.C., a Canadian logistics company.
     “I am extremely pleased with the team’s ability to execute on opportunities to increase our business and improve profitability,” Hammergren said. “In particular, I am proud of the tremendous effort across McKesson to safely and efficiently deliver over 100 million doses of H1N1 flu vaccine and ancillary medical supplies in partnership with the Centers for Disease Control and Prevention. Our success with this program is just one example of the operational excellence that we deliver to all of our customers.”
     In Technology Solutions, revenues were up 3% for the quarter. Services revenues grew 6% reflecting the steady nature of our offering. Software revenues were down 2% and hardware revenues were down 32%.

     Technology Solutions operating profit in the third quarter was $81 million, down 11% from $91 million a year ago. The operating margin was 10.51% compared to 12.12% in the same period a year ago, primarily reflecting a decrease in gross profit margin due to a higher software deferral rate and additional amortization related to McKesson’s Horizon Enterprise Revenue ManagementTM solution, which became generally available in the second quarter of this fiscal year.
     “We have the largest and most diverse technology offering in the industry with solutions that help hospitals, payors, pharmacies and physicians deliver high quality care in a cost efficient manner,” Hammergren said. “We are well-positioned to benefit from the increased focus on clinical solutions that has been created by the stimulus funding provided by the federal government, and we can also provide the connectivity that moves clinical and financial information through the entire healthcare network.”
Risk Factors
     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. It is not possible to predict or identify all such risks and uncertainties; however, the most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed or furnished with the Securities and Exchange Commission and include, but are not limited to: material adverse resolution of pending legal proceedings; changes in the U.S. healthcare industry and regulatory environment; competition; the frequency or rate of branded drug price inflation and generic drug price deflation; substantial defaults in payment or a material reduction in purchases by, or loss of, a large customer; implementation delay, malfunction or failure of internal information systems; the adequacy of insurance to cover property loss or liability claims; the company’s failure to attract and retain customers for its software products and solutions due to integration and implementation challenges, or due to an inability to keep pace with technological advances; loss of third party licenses for technology incorporated into the company’s products and solutions; the company’s proprietary products and services may not be adequately protected, and its products and solutions may be found to infringe on the rights of others; failure of our technology products and solutions to conform to specifications; disaster or other event causing interruption of customer access to data residing in our service centers; increased costs or product delays required to comply with existing and changing regulations applicable to our businesses and products; changes in government regulations relating to sensitive personal information and to format and data content standards; the delay or extension of our sales or implementation cycles for external software products; changes in circumstances that could impair our goodwill or intangible assets; foreign currency fluctuations or disruptions to our foreign operations; new or revised tax legislation or challenges to our tax positions; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; continued volatility and disruption to the global capital and credit markets; failure to adequately prepare for and accurately assess the scope, duration or financial impact of public health issues on our operations, particularly the company’s current H1N1 flu vaccine distribution effort with the Centers for Disease Control and Prevention, whether occurring in the United States or abroad; and changes in accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are first made. Except to the extent required by law, the company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.
     A web cast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM ET today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, which are located on the company’s website.

About McKesson
     McKesson Corporation, currently ranked 15th on the FORTUNE 500, is a healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes, and improving the quality and safety of patient care. McKesson has been in continuous operation for more than 175 years, making it the longest-operating company in healthcare today. Over the course of its history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit www.mckesson.com.
###
Contact:
Ana Schrank, 415-983-7153 (Investors and Financial Media)
Ana.Schrank@McKesson.com
James Larkin, 415-983-8736 (General and Business Media)
James.Larkin@McKesson.com

Schedule I
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions, except per share amounts)

	Quarter Ended December 31,			Nine Months Ended December 31,
	2009	2008	Chg.	2009	2008	Chg.

Revenues	$28,272	$27,130	4%	$82,059	$80,408	2%

Cost of sales	26,817	25,787	4	77,966	76,495	2

Gross profit	1,455	1,343	8	4,093	3,913	5

Operating expenses	946	904	5	2,678	2,722	(2)
Litigation charge (credit) (1) (2)	—	493	(100)	(20)	493	—

Total operating expenses	946	1,397	(32)	2,658	3,215	(17)

Operating income (loss)	509	(54)	—	1,435	698	106

Other income, net	25	17	47	39	71	(45)
Interest expense	(47)	(33)	42	(142)	(102)	39

Income (loss) before income taxes	487	(70)	—	1,332	667	100

Income tax (expense) benefit (3) (4)	(161)	50	—	(417)	(125)	234

Net income (loss)	$326	$(20)	—	$915	$542	69

Earnings (loss) per common share (5)
Diluted (6) (7)	$1.19	$(0.07)	—%	$3.36	$1.94	73%

Basic	$1.21	$(0.07)	—	$3.41	$1.97	73

Shares on which earnings per common share were based
Diluted	274	274	—%	272	279	(3)%
Basic	269	274	(2)	269	275	(2)

(1)	Operating expenses for the nine months ended December 31, 2009 include a litigation credit of $20 million.

(2)	Operating expenses for the prior year include Average Wholesale Price (“AWP”) litigation charge of $493 million.

(3)	Income tax expense for the prior year includes $182 million income tax benefit for the AWP litigation charge of $493 million.

(4)	Income tax expense for the nine months ended December 31, 2008 includes $76 million of credits related to the recognition of previously unrecognized tax benefits and related interest expense as a result of the effective settlement of uncertain tax positions.

(5)	Certain computations may reflect rounding adjustments.

(6)	For the quarter ended December 31, 2008, potentially dilutive securities have been excluded from the per share computations due to their antidilutive effect.

(7)	Diluted earnings per share, excluding the impact of the litigation charge (credit) is as follows (a):

	Quarter Ended December 31,			Nine Months Ended December 31,
	2009	2008	Chg.	2009	2008	Chg.
Net income (loss) — as reported	$326	$(20)	—%	$915	$542	69%

Exclude: Litigation charge (credit)	—	493	—	(20)	493	—
Income tax (benefit) expense on litigation charge (credit)	—	(182)	—	8	(182)	—

	—	311	—	(12)	311	—

Net income, excluding the litigation charge (credit)	$326	$291	12	$903	$853	6

Diluted earnings per common share, excluding the litigation charge (credit) (5)	$1.19	$1.05	13%	$3.31	$3.05	9%

Shares on which diluted earnings per common share were based	274	276	(1)	272	279	(3)

(a)	These pro forma amounts are non-GAAP financial measures. The Company uses these measures internally and considers these results to be useful to investors as they provide relevant benchmarks of core operating performance.

Schedule II
McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions)

	Quarter Ended December 31,				Nine Months Ended December 31,
	2009	2008	Chg.		2009	2008	Chg.
REVENUES
Distribution Solutions
Direct distribution & services	$18,992	$17,037	11%		$53,880	$50,076	8%
Sales to customers’ warehouses	5,330	6,695	(20)		16,882	19,678	(14)

Total U.S. pharmaceutical distribution & services	24,322	23,732	2		70,762	69,754	1
Canada pharmaceutical distribution & services	2,421	1,967	23		6,816	6,390	7
Medical-Surgical distribution & services	758	680	11		2,177	2,007	8

Total Distribution Solutions	27,501	26,379	4		79,755	78,151	2

Technology Solutions
Services	610	576	6		1,812	1,722	5
Software & software systems	138	141	(2)		410	419	(2)
Hardware	23	34	(32)		82	116	(29)

Total Technology Solutions	771	751	3		2,304	2,257	2

Revenues	$28,272	$27,130	4		$82,059	$80,408	2

GROSS PROFIT
Distribution Solutions	$1,104	$988	12		$3,018	$2,873	5
Technology Solutions	351	355	(1)		1,075	1,040	3

Gross profit	$1,455	$1,343	8		$4,093	$3,913	5

OPERATING EXPENSES
Distribution Solutions	$568	$555	2		$1,645	$1,687	(2)
AWP litigation charge	—	493	(100)		—	493	(100)

Subtotal	568	1,048	(46)		1,645	2,180	(25)
Technology Solutions	271	265	2		778	817	(5)
Corporate	107	84	27		255	218	17
Litigation credit	—	—	—		(20)	—	—

Operating expenses	$946	$1,397	(32)		$2,658	$3,215	(17)

OTHER INCOME, NET
Distribution Solutions	$22	$6	267		$30	$43	(30)
Technology Solutions	1	1	—		3	5	(40)
Corporate	2	10	(80)		6	23	(74)

Other income, net	$25	$17	47		$39	$71	(45)

OPERATING PROFIT (LOSS)
Distribution Solutions	$558	$439	27		$1,403	$1,229	14
AWP litigation charge	—	(493)	(100)		—	(493)	(100)

Subtotal	558	(54)	—		1,403	736	91
Technology Solutions	81	91	(11)		300	228	32

Operating profit	639	37	1,627		1,703	964	77
Corporate	(105)	(74)	42		(249)	(195)	28
Litigation credit	—	—	—		20	—	—

Income (loss) before interest expense and income taxes	$534	$(37)	—		$1,474	$769	92

STATISTICS
Operating profit (loss) as a % of revenues
Distribution Solutions	2.03%	(0.20%)	223	bp	1.76%	0.94%	82	bp
Distribution Solutions, excluding AWP litigation charge	2.03%	1.66%	37	bp	1.76%	1.57%	19	bp
Technology Solutions	10.51%	12.12%	(161)	bp	13.02%	10.10%	292	bp

Schedule III
McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	December 31,	March 31,
	2009	2009

ASSETS
Current Assets
Cash and cash equivalents	$3,428	$2,109
Receivables, net	8,319	7,774
Inventories, net	8,842	8,527
Prepaid expenses and other	265	261

Total	20,854	18,671
Property, Plant and Equipment, Net	835	796
Capitalized Software Held for Sale, Net	236	221
Goodwill	3,559	3,528
Intangible Assets, Net	580	661
Other Assets	1,475	1,390

Total Assets	$27,539	$25,267

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$13,021	$11,739
Deferred revenue	1,250	1,145
Current portion of long-term debt	217	219
Other accrued liabilities	2,430	2,503

Total	16,918	15,606
Long-Term Debt	2,294	2,290
Other Noncurrent Liabilities	1,204	1,178
Stockholders’ Equity	7,123	6,193

Total Liabilities and Stockholders’ Equity	$27,539	$25,267

Schedule IV
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Nine Months Ended December 31,
	2009	2008
OPERATING ACTIVITIES
Net income	$915	$542
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	350	330
Other deferred taxes	73	76
Income tax reserve reversals	—	(65)
Share-based compensation expense	83	72
Other non-cash items	(7)	(7)
Changes in operating assets and liabilities, net of business acquisitions:
Receivables	(415)	(881)
Impact of accounts receivable sales facility	—	350
Inventories	(205)	(490)
Drafts and accounts payable	1,131	384
Deferred revenue	57	88
Taxes	95	107
Litigation charge (credit)	(20)	493
Deferred tax (benefit) expense on litigation charge (credit)	116	(182)
Litigation settlement payments	(350)	—
Other	(98)	(83)

Net cash provided by operating activities	1,725	734

INVESTING ACTIVITIES
Property acquisitions	(137)	(151)
Capitalized software expenditures	(134)	(137)
Acquisitions of businesses, less cash and cash equivalents acquired	(18)	(320)
Restricted cash for litigation charge	55	—
Other	31	76

Net cash used in investing activities	(203)	(532)

FINANCING ACTIVITIES
Proceeds from short-term borrowings	5	3,602
Repayments of short-term borrowings	(6)	(3,602)
Common stock transactions, issuances	159	77
Common stock repurchases, including shares surrendered for tax withholding	(322)	(147)
Common stock repurchases, retirements	—	(204)
Common stock transactions — other	26	10
Dividends paid	(98)	(83)
Other	(1)	(2)

Net cash used in financing activities	(237)	(349)
Effect of exchange rate changes on cash and cash equivalents	34	(40)

Net increase (decrease) in cash and cash equivalents	1,319	(187)
Cash and cash equivalents at beginning of period	2,109	1,362

Cash and cash equivalents at end of period	$3,428	$1,175